Exhibit 5.1

Waterway Plaza Two 10001 Woodloch Forest Drive Suite 200 The Woodlands, Texas 77380 713.220.4801 Phone 713.220.4815 Fax andrewskurth.com
December 8, 2008
Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
Ladies and Gentlemen
     We have acted as counsel for Newpark Resources, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for issuance under the 2008 Employee Stock Purchase Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and such legal considerations as we deem relevant, and subject to the limitations and qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Newpark Resources, Inc.
December 8, 2008

     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP